Exhibit 10.2

EXECUTION COPY

RANDOLPH BANCORP, INC.

ENVISION BANK

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made as of the 28th day of January, 2020 by and between Randolph Bancorp, Inc., a Massachusetts business corporation (the “Company”), its wholly-owned subsidiary Envision Bank (the “Bank”) (the Company and the Bank hereinafter shall be collectively referred to as the “Employers”), and Lauren B. Messmore (the “Executive”) and shall be effective upon the date of the commencement of Executive’s employment with the Company and the Bank (the “Effective Date”).

1. Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Employers’ key management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Employers, the Executive shall not have any right to be retained in the employ of the Employers.

2. Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(a) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, the Bank any of its or their subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company, the Bank or any of its or their subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or in connection with a public offering); or

(b) persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c) the consummation of (A) any consolidation or merger of the Company or the Bank where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or of the Bank.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 40 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

3. Terminating Event.

A “Terminating Event” shall mean any of the events provided in this Section 3:

(a) Termination by the Employers. Termination by the Employers of the employment of the Executive with the Employers for any reason other than for Cause, death or Disability. For purposes of this Agreement, “Cause” shall mean, as determined by the Board in good faith, any of the following:

(i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Board; (B) dishonesty to the Board with respect to any material matter; or (C) misappropriation of funds or property of the Company, the Bank or any of its or their subsidiaries or affiliates other than the occasional, customary and de minimis use of the Employers’ property for personal purposes;

(ii) the commission by the Executive of, or indictment of the Executive for, acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or the Bank or any of its or their subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(iv) a breach by the Executive of any of the provisions contained in Section 8 of the Executive’s Offer Letter dated January 14, 2020, 2020 or the Nonsolicitation Agreement dated January 28, 2020;

(v) a material violation by the Executive of any of the Company’s or the Bank’s written employment policies (including, without limitation, any ethic policies, codes of conduct, policies concerning substance abuse or policies concerning sexual harassment or other discriminating harassment); or

(vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or the Bank to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Employers, rather than continuing as an employee of the Employers following a Change in Control.

(b) Termination by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined), following the occurrence of any of the following events:

(i) a material adverse change by the Employers, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the position of Executive Vice President and Chief Financial Officer of the Company and the Bank;

(ii) a material reduction in the Executive’s Base Salary unless such reduction is implemented as part of an across-the-board percentage salary reduction based on the Company’s or the Bank’s financial performance similarly applied to substantially all senior management employees;

(iii) the relocation of the office at which the Executive is principally employed, such that there is an increase of more than thirty-five (35) miles of driving distance from the Executive’s principal residence (as of the date of the relocation) to such office as a result of such relocation; or

(iv) a material breach of this Agreement by the Employers.

The “Good Reason Process” consists of the following steps:

(v) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(vi) the Executive notifies the Employers in writing of the first occurrence of the Good Reason Condition within 60 days after the first occurrence of such condition;

(vii) the Executive cooperates in good faith with the Employers’ efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(viii) notwithstanding such efforts, the Good Reason Condition continues to exist; and

(ix) the Executive terminates employment within 60 days after the end of the Cure Period.

If the Employers cure the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding anything to the contrary herein, (i) in the event of a sale or other disposition of all or substantially all of the assets of the Company or the Bank, the Executive shall not be considered to have been terminated from employment without Cause or to have Good Reason for termination if the Company’s or the Bank’s successor-in-interest offers an employment relationship to the Executive on terms that would not constitute Good Reason hereunder; and (ii) a reduction in duties, position or responsibilities solely by virtue of the Company or the Bank being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the CEO of the Bank remains the CEO of the Bank following a Change in Control where the Bank becomes a wholly owned subsidiary of the acquiror, but is not made the CEO of the acquiring corporation) will not constitute “Good Reason.”

4. Change in Control Payment. In the event a Terminating Event occurs within 24 months after a Change in Control, then the Employers shall pay to the Executive an amount equal to two times the sum of (i) the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher) and (ii) the Executive’s average annual bonus over the three fiscal years immediately prior to the Change in Control, payable in one lump-sum payment on the Date of Termination.

5. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced to the extent necessary so that no portion of the Aggregate Payments would be subject to the excise tax. In such event, the Aggregate Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) The determination of the reduction provided in Section 5(a) shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Executive. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Employers determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Employers make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Executive’s employment for any reason prior to a Change in Control, (b) the termination of the Executive’s employment with the Employers after a Change in Control for any reason other than the occurrence of a Terminating Event, or (c) the date which is 24 months after a Change in Control if the Executive is still employed by the Employers.

8. Withholding. All payments made by the Employers to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

9. Notice and Date of Termination.

(a) Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Employers with or without Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Employers for purposes of this Agreement.

10. No Mitigation. The Employers agree that, if the Executive’s employment by the Employers is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employers pursuant to Section 4 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employers or otherwise.

11. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law, including without limitation Massachusetts General Laws Chapter 151B) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules and Procedures, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Employers and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude any party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought under the Nonsolicitation Agreement; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

(b) Arbitration Fees and Costs. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Employers shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement or the Nonsolicitation Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

12. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.

14. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Employers of all payments due him under this Agreement, the Employers shall continue such payments to the Executive’s beneficiary designated in writing to the Employers prior to his death (or to his estate, if the Executive fails to make such designation).

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employers, or to the Employers at their main office, attention of the Board of Directors.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employers.

19. Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Employers’ benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Employers’ benefit plans, programs or policies except as otherwise provided in Section 5 (the “cut-back” provision) hereof, and except that the Executive shall have no rights to any severance benefits under any Employer severance pay plan. In the event that the Executive is party to an employment agreement with the Employers providing for change in control payments or benefits, the Executive may receive payment under this Agreement only and not both. The Executive shall make such an election in the event of a Change in Control.

20. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21. Successor to Employers. The Employers shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employers expressly to assume and agree to perform this Agreement to the same extent that the Employers would be required to perform it if no succession had taken place. Failure of the Employers to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

23. Allocation of Obligations Between Employers. The obligations of the Employers under this Agreement are intended to be the joint and several obligations of the Bank and the Company, and the Employers shall, as between themselves, allocate these obligations in a manner agreed upon by them.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

RANDOLPH BANCORP, INC.

By:	/s/ Kenneth K. Quigley, Jr.
Name:	Kenneth K. Quigley, Jr.
Title:	Chairman of the Board

ENVISION BANK

By:	/s/ Kenneth K. Quigley, Jr.
Name:	Kenneth K. Quigley, Jr.
Title:	Chairman of the Board

EXECUTIVE

/s/ Lauren B. Messmore
Lauren B. Messmore

[Signature Page to Change in Control Agreement]